Exhibit 99.1

Rosetta Stone Inc. Reports Third Quarter 2015 Results

Lexia’s Strong Growth Helps Lift Enterprise & Education to Majority of Revenue Mix for First Time as Management Turnaround Delivers 26% Reduction in Operating Expenses, 55% Improvement in Net Loss and Diluted EPS

ARLINGTON, VA — November 4, 2015 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the third quarter 2015. Net loss for the third quarter 2015 totaled $7.3 million, or $(0.34) per diluted share, versus a loss of $16.2 million, or $(0.76) per diluted share, in the year-ago period. Adjusted EBITDA, a non-GAAP financial metric, improved from $(9.1) million in the third quarter of 2014 to $(1.6) million in the third quarter of 2015.

Third Quarter 2015 Overview

•	Total operating expense was down $17.5 million or 26% compared to the year-ago period

•	Net loss of $7.3 million, or $(0.34) per diluted share, improved versus a loss of $16.2 million in the year-ago period

•	Ended the quarter with zero debt and $34.4 million in cash and cash equivalents, up $4.6 million over June 30, 2015

•
Within the Enterprise & Education ("E&E") segment, Lexia's revenue grew 103% on strong new sales of recently updated products and high renewal rates, along with purchase accounting impacts on prior-year revenue

•	E&E segment revenue totaled $25.3 million and for the first time in the Company's history constituted more than 50% of total revenue

•	Consumer segment contribution margin percentage increased to 27% from 17% in the year-ago period, largely offsetting the anticipated decline in Consumer revenues
“Strong growth in Lexia, a higher contribution margin percentage and our ongoing cost reduction efforts enabled us to build positive momentum during the third quarter,” said John Hass, Interim President and Chief Executive Officer. “Enhancements to our industry-leading Lexia products and the shift to a largely direct salesforce will drive the growth in that business and accelerate the mix shift towards our more valuable SaaS-based E&E segment. All of these positive developments were key to the transformation plan we announced in March and have been the central focus of management as we continue to execute our turnaround strategy.”

Third Quarter 2015 Review
Revenue: Total revenue was down 23% year-over-year to $49.8 million, entirely due to the $17.5 million reduction in Consumer revenue, as management operated that segment of the business to improve its profit margin. The reduction in Consumer revenue was expected and the result of management's decision to conduct fewer promotional campaigns and lower media spending, and to focus on the passionate language learner instead of the mass marketplace. In addition, greater than anticipated success in the sale of 24-month and 36-month Consumer subscriptions had the effect of lowering in-period revenue recognition. Revenue from subscription sales is recognized ratably over the length of the subscription period rather than at the time of sale, as it would be for CD-based Consumer products. The pricing and timing of cash receipts is comparable for both Consumer subscriptions and CD-based products but the contribution margin is higher from subscription sales due to a lower cost of goods sold.
E&E segment revenue increased 12% year-over-year to a record $25.3 million. The strong performance in the E&E segment was driven by Lexia's 103% revenue increase, which elevated Education to a majority of the E&E segment revenue mix and helped push total E&E revenue to a majority of the overall revenue mix for the first time in the Company's history. Lexia's gr owth included a 72% year-over-year increase in quarterly bookings, due to strong sales of the recently updated suite of literacy education products and continued high renewal rates. Bookings growth was also aided by the earlier than anticipated closing of some sales by resellers who were notified that we were terminating our agreements with them, in order to transfer those territories to Lexia's growing direct salesforce. In addition, Lexia's reported revenue and revenue growth rate reflects the impact of purchase accounting on prior-year revenue, which lowered Lexia's deferred revenue balance at the time of that acquisition. The Company expects Lexia's year-over-year revenue growth rates will narrow as it laps the impact of purchase accounting.
US$ thousands, except for percentages

	Three Months Ended September 30,
	2015	2014	% change
Revenue from:
Enterprise & Education	$25,332	$22,532	12%
Consumer	24,470	41,983	(42)%
Total	$49,802	$64,515	(23)%
Net Loss:  Net loss in the third quarter 2015 improved 55% to $7.3 million, or $(0.34) per diluted share, compared to the net loss of $16.2 million, or $(0.76) per diluted share, in the same quarter last year. The improvement was primarily driven by a $17.5 million reduction in operating expenses, reflecting the cost savings initiative undertaken in March 2015. Total operating expenses were $49.7 million, down 26% year-over-year, with reductions in all expense categories. The most sizeable reduction was the $13.5 million or 31% year-over-year decrease in sales and marketing expense, resulting from less promotional activity and the approximately 15% staff reduction in global non-E&E headcount undertaken in March 2015. In addition, general and administrative expense was down $2.7 million or 18% year-over-year and research and development expense was down $1.6 million or 19% year-over-year.
Balance Sheet and Cash Flow: The Company's liquidity improved in the third quarter 2015, as the cash and cash equivalents balance increased to $34.4 million with zero debt. Deferred revenue totaled $139.4 million, up $11.2 million compared to $128.2 million at December 31, 2014. Approximately $102.7 million, or 74% of the total deferred revenue balance, was short-term and will be recognized as revenue over the next 12 months. This quarter marked the first time that short-term deferred revenue exceeded $100 million. Free cash flow, a non-GAAP financial measure, was $5.2 million in the third quarter 2015, compared to $3.4 million in the year-ago period. The increase in free cash flow largely reflected the improved net loss. The Company's cash flow is highly seasonal, with a net use of cash during the first half of the year and the second half traditionally being a net generator of cash.
Adjusted EBITDA: Revenue-based Adjusted EBITDA, a non-GAAP financial measure, was $(1.6) million, a $7.5 million improvement compared to $(9.1) million in the year-ago period. The improvement primarily reflected the Company's improved net loss in the third quarter 2015.
Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 4:30 p.m. ET during which time there will be a discussion of the results and the Company’s business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company's website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on November 11. Investors may dial into the replay using 1-858-384-5517 and passcode 13622369.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," or "projects." These statements may include, but are not limited to, statements relating to: our revised business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as such factors may be updated from time to time.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expense. In addition, Adjusted EBITDA excludes impairments, any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.
The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in insolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The Company's innovative, personalized language and reading programs drive positive learning outcomes in thousands of schools, businesses, government organizations and for millions of individual learners around the world.
Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning and is widely recognized today as the industry leader in providing effective language programs. The Company's cloud-based programs allow users to learn online or on-the-go via tablet or smartphone, whether in a classroom, in a corporate setting, or in a personal learning environment. Rosetta Stone is also a leader in the literacy education space, helping millions of students build fundamental reading skills through its Lexia Learning division. Additionally, the Company's Fit Brains business offers personalized brain training programs developed by neuroscientists and award-winning game designers to be fun and help keep your brain sharp.
Rosetta Stone is based in Arlington, VA, and has offices and operations around the world. For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.
Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$34,367	$64,657
Restricted cash	121	123
Accounts receivable (net of allowance for doubtful accounts of $1,899 and $1,434, at September 30, 2015 and December 31, 2014, respectively)	47,541	76,757
Inventory, net	7,720	6,500
Deferred sales commissions	13,275	10,740
Prepaid expenses and other current assets	4,945	5,038
Income tax receivable	1,391	464
Land and building improvements held for sale	1,570	—
Total current assets	110,930	164,279
Deferred sales commissions	6,063	4,362
Property and equipment, net	22,915	25,277
Goodwill	56,397	58,584
Intangible assets, net	29,693	34,377
Other assets	1,845	1,525
Total assets	$227,843	$288,404
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,512	$19,548
Accrued compensation	8,752	14,470
Obligations under capital lease	378	594
Other current liabilities	30,874	56,157
Deferred revenue	102,711	95,240
Total current liabilities	153,227	186,009
Deferred revenue	36,671	32,929
Deferred income taxes	2,062	1,554
Obligations under capital lease	2,628	3,154
Other long-term liabilities	895	1,313
Total liabilities	195,483	224,959
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,135 and 22,936 shares issued and 22,135 and 21,936 shares outstanding at September 30, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	184,036	178,554
Accumulated loss	(138,358)	(102,998)
Accumulated other comprehensive loss	(1,885)	(678)
Treasury stock, at cost, 1,000 and 1,000 shares at September 30, 2015 and December 31, 2014, respectively	(11,435)	(11,435)
Total stockholders' equity	32,360	63,445
Total liabilities and stockholders' equity	$227,843	$288,404

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Product	$13,905	$32,392	$48,088	$92,888
Subscription and service	35,897	32,123	111,567	89,707
Total revenue	49,802	64,515	159,655	182,595
Cost of revenue:
Cost of product revenue	3,372	7,916	12,728	23,010
Cost of subscription and service revenue	5,294	5,071	16,260	14,109
Total cost of revenue	8,666	12,987	28,988	37,119
Gross profit	41,136	51,528	130,667	145,476
Operating expenses:
Sales and marketing	30,234	43,771	100,939	120,700
Research and development	7,056	8,689	22,981	25,830
General and administrative	12,053	14,748	39,727	44,805
Impairment	358	—	809	2,199
Lease abandonment and termination	—	(53)	—	3,635
Total operating expenses	49,701	67,155	164,456	197,169
Loss from operations	(8,565)	(15,627)	(33,789)	(51,693)
Other income and (expense):
Interest income	1	3	12	13
Interest expense	(90)	(46)	(271)	(153)
Other income and (expense)	819	(752)	(1,265)	(772)
Total other income and (expense)	730	(795)	(1,524)	(912)
Loss before income taxes	(7,835)	(16,422)	(35,313)	(52,605)
Income tax expense (benefit)	(534)	(244)	47	(435)
Net loss	$(7,301)	$(16,178)	$(35,360)	$(52,170)
Loss per share:
Basic	$(0.34)	$(0.76)	$(1.65)	$(2.46)
Diluted	$(0.34)	$(0.76)	$(1.65)	$(2.46)
Common shares and equivalents outstanding:
Basic weighted average shares	21,771	21,305	21,493	21,228
Diluted weighted average shares	21,771	21,305	21,493	21,228

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,301)	$(16,178)	$(35,360)	$(52,170)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock-based compensation expense	1,974	2,109	5,369	5,468
(Gain) loss on foreign currency transactions	(350)	756	1,345	756
Bad debt expense	651	551	1,603	2,023
Depreciation and amortization	3,492	3,335	10,175	10,229
Deferred income tax expense (benefit)	193	(652)	572	(1,116)
Loss on disposal of equipment	58	72	56	181
Amortization of debt issuance costs	36	—	104	—
Loss on impairment	358	—	809	2,199
(Income) from equity method investments	—	—	(9)	—
Gain on divestiture of subsidiary	(660)	—	(660)	—
Net change in:
Restricted cash	(21)	(38)	3	(21)
Accounts receivable	(5,325)	(12,759)	26,340	93
Inventory	(464)	995	(1,631)	648
Deferred sales commissions	(2,854)	(1,966)	(4,301)	(5,989)
Prepaid expenses and other current assets	1,439	(272)	(60)	240
Income tax receivable	(304)	221	(937)	(431)
Other assets	(46)	236	(205)	973
Accounts payable	1,808	1,565	(8,930)	885
Accrued compensation	(884)	2,681	(4,974)	(776)
Other current liabilities	(1,506)	5,751	(21,381)	(6,302)
Other long-term liabilities	(97)	787	(418)	537
Deferred revenue	17,036	18,854	13,117	30,517
Net cash provided by (used in) operating activities	7,233	6,048	(19,373)	(12,056)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,052)	(2,683)	(7,205)	(7,227)
Decrease in restricted cash for Vivity acquisition	—	—	—	12,314
Acquisitions, net of cash acquired	—	—	(1,688)	(41,687)
Net cash outflow from divestiture of subsidiary	(186)	—	(186)	—
Other investing activities	(6)	—	(286)	—
Net cash used in investing activities	(2,244)	(2,683)	(9,365)	(36,600)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	77	4	114	646
Payment of financing fees	(91)	—	(125)	—
Payments under capital lease obligations	(93)	(114)	(468)	(480)
Net cash (used in) provided by financing activities	(107)	(110)	(479)	166
Increase (decrease) in cash and cash equivalents	4,882	3,255	(29,217)	(48,490)
Effect of exchange rate changes in cash and cash equivalents	(318)	(733)	(1,073)	(974)
Net increase (decrease) in cash and cash equivalents	4,564	2,522	(30,290)	(49,464)
Cash and cash equivalents—beginning of period	29,803	46,839	64,657	98,825
Cash and cash equivalents—end of period	$34,367	$49,361	$34,367	$49,361

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP net loss	$(7,301)	$(16,178)	$(35,360)	$(52,170)
Total other non-operating (income) and expense	(730)	795	1,524	912
Income tax expense (benefit) expense	(534)	(244)	47	(435)
Impairment	358	—	809	2,199
Stock-based compensation	1,974	2,109	5,369	5,468
Depreciation and amortization	3,492	3,335	10,175	10,229
Other EBITDA adjustments	1,120	1,098	8,885	9,666
Adjusted EBITDA*	$(1,621)	$(9,085)	$(8,551)	$(24,131)

* Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization, and stock-based compensation expense. In addition, Adjusted EBITDA excludes impairments, any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.
Reconciliation of Cash Used in Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net cash provided by (used in) operating activities	$7,233	$6,048	$(19,373)	$(12,056)
Purchases of property and equipment	(2,052)	(2,683)	(7,205)	(7,227)
Free cash flow*	$5,181	$3,365	$(26,578)	$(19,283)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Business Metrics
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Dec 31 2014	Mar 31 2015	Jun 30 2015	Sep 30 2015
Revenue by Segment (in thousands, except percentages)

Enterprise & Education	17,882	19,414	22,532	24,872	84,700	23,168	23,291	25,332
Consumer	42,883	37,901	41,983	54,386	177,153	35,274	28,120	24,470
Total	60,765	57,315	64,515	79,258	261,853	58,442	51,411	49,802

YoY Growth (%)
Enterprise & Education	28%	32%	50%	51%	41%	30%	20%	12%
Consumer	(14)%	(20)%	(8)%	(11)%	(13)%	(18)%	(26)%	(42)%
Total	(5)%	(8)%	6%	2%	(1)%	(4)%	(10)%	(23)%

% of Total Revenue
Enterprise & Education	29%	34%	35%	31%	32%	40%	45%	51%
Consumer	71%	66%	65%	69%	68%	60%	55%	49%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography (in thousands, except percentages)

United States	49,410	46,637	51,592	64,431	212,070	46,189	41,539	40,639
International	11,355	10,678	12,923	14,827	49,783	12,253	9,872	9,163
Total	60,765	57,315	64,515	79,258	261,853	58,442	51,411	49,802

Revenues by Geography (as a %)
United States	81%	81%	80%	81%	81%	79%	81%	82%
International	19%	19%	20%	19%	19%	21%	19%	18%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.